For Immediate Release

CONTACT:	Anne A. Tarbell
(212) 451-3030
atarbell@triarc.com
www.enhanceheinz.com

TRIAN GROUP ISSUES STATEMENT

Under Johnson’s Tenure Heinz Stock Has Declined From $54.50 To $33.70

New York, NY, June 28, 2006 – The Trian Group today issued the following statement in response to a press release by H. J. Heinz Company (NYSE: HNZ):

“Today's accusations by Heinz are misleading, baseless and self-serving and are another blatant attempt by Mr. Johnson to deflect from his abysmal track record. Since he became CEO, Mr. Johnson has presided over five failed restructurings and Heinz’s stock price has collapsed 38% from $54.50 on April 30, 1998 to $33.70, on February 6, 2006, the day Trian began purchasing Heinz shares. Trian is seeking minority board representation because it is time for the shareholders’ voice to be heard.”

About Trian Fund Management, L.P. and Sandell Asset Management Corp.

Investment funds and accounts managed by Trian Fund Management, L.P. (“Trian”), together with an investment fund managed by Sandell Asset Management Corp. (and affiliated companies) ("Sandell") are collectively referred to as the “Trian Group.”

Trian, based in New York, NY, is an investment management firm whose principals are Nelson Peltz, Peter W. May and Edward P. Garden. Trian seeks to invest in undervalued and under-performing public companies and prefers to work closely with the management of those companies to effect positive change through active, hands-on influence and involvement, which it refers to as “operational activism.” Trian’s goal is to enhance shareholder value through a combination of strategic re-direction, improved operational execution, more efficient capital allocation and stronger management focus. Trian’s principals and investment team have extensive experience in reviving consumer brands, including the highly successful turnaround of Snapple Beverage Corp.

Sandell, based in New York, NY, is an investment management firm founded by Thomas E. Sandell that focuses on corporate event driven investing worldwide. Sandell often will take an "active involvement" in facilitating financial or organizational improvements that will accrue to the benefit of shareholders.

A copy of the Trian Group’s preliminary proxy statement for the Heinz 2006 Annual Meeting of Shareholders is available at the Trian Group’s informational website: www.enhanceheinz.com.

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Notes To Follow

Notes To Press Release

1.

HEINZ’S SHARE PRICES ARE AS OF APRIL 30, 1998 AND FEBRUARY 6, 2006, PER THE COMPANY’S WEBSITE. SHARE PRICES ARE NOT ADJUSTED FOR DIVIDENDS OR THE SPIN-OFF OF ASSETS TO DEL MONTE IN DECEMBER 2002 (HEINZ’S SHAREHOLDERS RECEIVED APPROXIMATELY $3.45 IN VALUE, IN DEL MONTE SHARES, PER HEINZ SHARE AS PART OF THIS TRANSACTION).

2.

THIS PRESS RELEASE IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. IT DOES NOT HAVE REGARD TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY, OR THE PARTICULAR NEED OF ANY SPECIFIC PERSON WHO MAY RECEIVE THIS PRESS RELEASE, AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION. THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF TRIAN FUND MANAGEMENT, L.P. AND SANDELL ASSET MANAGEMENT CORP. (COLLECTIVELY WITH THE FUNDS AND ACCOUNTS UNDER THEIR MANAGEMENT, THE "TRIAN GROUP"), AND ARE BASED ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO H.J. HEINZ COMPANY (THE "ISSUER").

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS ADDRESSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES. YOU SHOULD BE AWARE THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. THE TRIAN GROUP ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION.

MEMBERS OF THE TRIAN GROUP RESERVE THE RIGHT TO CHANGE ANY OF THEIR OPINIONS EXPRESSED HEREIN AT ANY TIME, AS THEY DEEM APPROPRIATE. THE TRIAN GROUP DISCLAIMS ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN.

THIS PRESS RELEASE DOES NOT RECOMMEND THE PURCHASE OR SALE OF ANY SECURITY. UNDER NO CIRCUMSTANCES IS THIS PRESS RELEASE TO BE USED OR CONSIDERED AS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY. MEMBERS OF THE TRIAN GROUP CURRENTLY OWN AN AGGREGATE OF APPROXIMATELY 5.5% OF THE OUTSTANDING COMMON STOCK OF THE ISSUER. THE TRIAN GROUP INCLUDES FUNDS AND ACCOUNTS THAT ARE IN THE BUSINESS OF TRADING – BUYING AND SELLING - PUBLIC SECURITIES. IT IS POSSIBLE THAT THERE WILL BE DEVELOPMENTS IN THE FUTURE THAT CAUSE ONE OR MORE MEMBERS OF THE TRIAN GROUP FROM TIME TO TIME TO SELL ALL OR A PORTION OF THEIR SHARES IN OPEN MARKET TRANSACTIONS OR OTHERWISE (INCLUDING VIA SHORT SALES), BUY ADDITIONAL SHARES (IN OPEN MARKET OR PRIVATELY NEGOTIATED TRANSACTIONS OR OTHERWISE), OR TRADE IN OPTIONS, PUTS, CALLS OR OTHER DERIVATIVE INSTRUMENTS RELATING TO SUCH SHARES.

ON JUNE 22, 2006, TRIAN FUND MANAGEMENT, L.P., SANDELL ASSET MANAGEMENT CORP. AND CERTAIN OF THEIR RESPECTIVE AFFILIATES AND NOMINEES (COLLECTIVELY, THE "PARTICIPANTS") FILED A PRELIMINARY PROXY STATEMENT IN CONNECTION WITH THE 2006 ANNUAL MEETING OF SHAREHOLDERS OF H.J. HEINZ COMPANY. PRIOR TO THE ANNUAL MEETING, WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND GOLD PROXY CARD WILL BE MAILED TO SHAREHOLDERS OF H. J. HEINZ COMPANY AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND

EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING INNISFREE M&A INCORPORATED BY TELEPHONE AT 1-877-456-3442 OR BY E-MAIL AT INFO@INNISFREEMA.COM. HEINZ SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER MATERIALS RELATED TO THE PROXY SOLICITATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION. INFORMATION RELATING TO THE PARTICIPANTS IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT FILED BY THE PARTICIPANTS WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 22, 2006.